Exhibit 10.5

Execution Version

September 25, 2022

Riverstone Global Energy and Power Fund V (Cayman), L.P.

Riverstone V CIOC LP

c/o Riverstone Holdings LLC

712 Fifth Avenue, 36th Floor

New York, NY 10019

Riverstone V Investment Management Coöperatief U.A.

Riverstone V REL Hammerhead B.V.

Herengracht 450

1017 CA Amsterdam

The Netherlands

Ladies and Gentlemen:

Reference is made to the support agreements, dated as of the date hereof (the “Support Agreements”), by and among Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company (“SPAC”), Hammerhead Resources Inc., an Alberta corporation (the “Company”), and each of (a) Riverstone V Investment Management Coöperatief U.A. (“R5 Coop”), (b) Riverstone V REL Hammerhead B.V., and (c) Riverstone V CIOC LP (collectively, the “Riverstone V Shareholders”), delivered in accordance with the Business Combination Agreement, dated as of the date hereof (the “Business Combination Agreement”), by and among SPAC, the Company, Hammerhead Energy Inc., an Alberta corporation (“NewCo”), and 2453729 Alberta ULC, an Alberta unlimited liability company (“AmalCo”), pursuant to which, among other things, (i) SPAC will transfer by way of continuation from the Cayman Islands to Alberta and domesticate as an Alberta corporation, (ii) SPAC will amalgamate with NewCo to form the post-closing public company (“New Hammerhead”), (iii) the Company will amalgamate with AmalCo to form a wholly owned subsidiary of New Hammerhead (the “Business Combination”), and (iv) the Riverstone V Shareholders, among others, will receive shares of New Hammerhead in the Business Combination (the “New HHR Shares”).

In further support of the Business Combination and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, severally and not jointly, as follows:

1. Prior to the closing of the Business Combination, at the time agreed by Riverstone Global Energy and Power Fund V (Cayman), L.P. (“Riverstone”) and Decarbonization Plus Acquisition Sponsor IV LLC (the “Sponsor”), and subject to Section 2 below, each of the Sponsor, Dr. Jennifer Aaker, Jane Kearns, James AC McDermott and Jeffrey Tepper (together with the Sponsor, each a “Sponsor Group Member” and collectively, the “Sponsor Group”) shall assign and transfer to Riverstone (or if designated by Riverstone, to R5 Coop or another direct or indirect wholly-owned subsidiary of Riverstone (such transferee, whether Riverstone, R5 Coop or other wholly-owned subsidiary, referred to herein as the “Recipient”)):

(a)

all warrants to purchase Class A ordinary shares of SPAC acquired by such Sponsor Group Member in connection with the SPAC’s initial public offering (including the right to receive any warrants to purchase shares of New Hammerhead acquired upon exchange of such warrants in the Business Combination, the “Private Placement Warrants”) and

(b)

55% of the Class B ordinary shares of SPAC acquired by such Sponsor Group Member in connection with the SPAC’s initial public offering (including the right to receive any shares of New Hammerhead acquired upon exchange of such shares in the Business Combination, the “Founder Shares” and together with the Private Placement Warrants, the “Founder Securities”), with the 55% of the Founder Shares transferred to the Recipient, together with the Private Placement Warrants and the securities received in exchange for the Founder Shares and Private Placement Warrants in the Business Combination, referred to herein as the “F5 Founder Securities”;

with respect to each Sponsor Group Member, in exchange for the Sponsor Group Member’s pro rata share of the consideration set forth in Section 4 below. In the event the Recipient designated by Riverstone is not an existing party to this Agreement, Riverstone will procure that such Recipient will execute a joinder to this Agreement, confirming such Recipient’s agreement to be bound by the terms and conditions hereof. Upon the execution of such joinder, the Recipient will be a party to this Agreement for all purposes hereof and references herein to the “Recipient” will include such party.

2. If the Business Combination Agreement is terminated in accordance with its terms prior to the closing of the Business Combination, the Recipient will return the F5 Founder Securities to the Sponsor Group Members that transferred such securities to the Recipient for no consideration.

3. Following the transfers contemplated by Section 1 above, each Sponsor Group Member will retain 45% of such Sponsor Group Member’s Founder Shares. In connection with the closing of the Business Combination, such retained Founder Shares will be exchanged for shares in New Hammerhead pursuant to the Business Combination Agreement (the “Ringfenced Founder Shares”), and the Ringfenced Founder Shares of each Sponsor Group Member will be subject to the further restrictions provided at Sections 5 and 6 below.

4. Following the closing of the Business Combination, within 20 business days of the receipt of any net after-tax cash proceeds by Riverstone, the Recipient or any other wholly-owned subsidiary of Riverstone from any sale directly or indirectly by Riverstone of New HHR Shares or F5 Founder Securities, Riverstone shall remit (or cause the Recipient or other subsidiary, as applicable, to remit) to the Sponsor Group Members such net cash proceeds, by wire transfer of immediately available funds to the accounts designated by the Sponsor Group Members and pro rata based on the then-applicable Return Amount (as defined below) of each Sponsor Group Member, until such time as each Sponsor Group Member has received aggregate gross cash proceeds equal to the below amount noted for such Sponsor Group Member (in each case, the “Return Amount”):

Sponsor Group Member	Return Amount
Sponsor	$12,512,766 plus any additional amount funded by the Sponsor to DCRD prior to the closing of the Business Combination (the “Additional Amount”)
Dr. Jennifer Aaker	$49,947
Jane Kearns	$49,947
James AC McDermott	$99,893
Jeffrey Tepper	$49,947

Total	$12,762,500 plus the Additional Amount

Notwithstanding the foregoing, the amount to be paid to any Sponsor Group Member in respect of its Return Amount pursuant to this Section 4 will be reduced by the amount of net after-tax cash proceeds, if any, that such Sponsor Group Member has previously received from the sale of the Ringfenced Founder Shares prior to such Sponsor Group Member’s receipt of its full Return Amount. For purposes of the prior sentence, in the event that proceeds are received concurrently by Riverstone (directly or indirectly through the Recipient or any other wholly-owned subsidiary, in respect of any sale of New HHR Shares or F5 Founder Securities) and any Sponsor Group Member (in respect of any sale of Ringfenced Founder Shares), proceeds concurrently received by Riverstone and such Sponsor Group Member will be applied proportionately toward the Return Amount until satisfied in full.

5. Following the closing of the Business Combination, but only after all Return Amounts have been received by the Sponsor Group Members in accordance with Section 4, if a Sponsor Group Member sells any of its Ringfenced Founder Shares, such Sponsor Group Member will either

(a)	remit the net after-tax cash proceeds to Riverstone (or its designee) within 20 business days of such sale (by wire transfer of immediately available funds to an account designated by Riverstone) or

(b)	provide Riverstone (or its designee) with an economic benefit (acceptable to Riverstone) reasonably corresponding to that provided in clause (a),

until such time (the “F5 Threshhold Date”) as Riverstone has directly or indirectly received through the Recipient or any other wholly-owned subsidiary, aggregate gross cash proceeds (the “F5 Threshhold Amount”) equal to the sum of (i) $594,953,954.52 plus (ii) the aggregate amount remitted pursuant to Section 4, whether from the sale of the New HHR Shares, F5 Founder Securities or other securities of New Hammerhead, dividends from New Hammerhead or any other form of proceeds from New Hammerhead. For purposes of the prior sentence, in the event that proceeds are received concurrently by Riverstone (directly or indirectly through the Recipient or any other wholly-owned subsidiary, in respect of any sale of New HHR Shares or F5 Founder Securities) and any Sponsor Group Member (in respect of any sale of Ringfenced Founder Shares), proceeds concurrently received by Riverstone and such Sponsor Group Member will be applied proportionately toward the F5 Threshhold Amount until satisfied in full.

6. (a) Notwithstanding anything to the contrary in this letter agreement, each Sponsor Group Member hereby agrees with Riverstone that it shall not transfer, assign or sell a number of Ringfenced Founder Shares that would cause (i) the proportion (expressed as a percentage) of the aggregate number of Ringfenced Founder Shares transferred, assigned or sold by the Sponsor Group on or before any reference date relative to the aggregate number of Ringfenced Founder Shares held by the Sponsor Group upon the closing of the Business Combination, to exceed (ii) the proportion (expressed as a percentage) of the aggregate number of New HHR Shares and F5 Founder Securities (on an as-converted basis) transferred, assigned or sold, directly or indirectly, by Riverstone, on or before such reference date relative to the number of New HHR Shares and F5 Founder Securities (on an as-converted basis) held, directly or indirectly, by Riverstone upon the closing of the Business Combination.

(b) In furtherance of the foregoing, each of the Sponsor Group Members acknowledges and agrees that in performing its obligations under Section 5, Section 6 and the further provisions of this Agreement, such Sponsor Group Member will comply with such policies and procedures as Riverstone may from time to time adopt with respect to the Ringfenced Founder Shares.

(c) Transfers of the Ringfenced Founder Shares otherwise permitted in accordance with paragraph 7(c) of the letter agreement, dated August 10, 2021, among SPAC and the Sponsor Group (the “IPO Letter Agreement”) will require the consent of the Sponsor. Each Sponsor Group Member agrees that if it transfers any of its Founder Securities in accordance with this Section 6(c) and paragraph 7(c) of the IPO Letter Agreement, such Sponsor Group Member shall cause the transferee to enter into a written agreement agreeing to be bound as a successor Sponsor Group Member by the terms of this letter agreement. References herein to any Sponsor Group Member include any of its permitted transferees.

7. Each of Riverstone and the Recipient acknowledge and agree to be bound by the restrictions on transfer applicable to the Founder Shares and Private Placement Warrants in the IPO Letter Agreement and that certain Letter Agreement, dated September 25, 2022, among SPAC, the Company, NewCo, Riverstone and the Sponsor.

8. Each party represents and warrants that neither the execution and delivery of this letter agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

9. Each of Riverstone and the Recipient represent and warrant as follows: Such party hereby acknowledges that an investment in the Founder Securities involves certain significant risks. Such party acknowledges and hereby agrees that the Founder Securities will not be transferable under any circumstances unless the Founder Securities are registered in accordance with federal and state securities laws or an exemption under such laws is available. Such party further understands that any certificates evidencing the Founder Securities bear a legend referring to the foregoing transfer restrictions. The Founder Securities are being assigned solely for such party’s own account, for investment purposes only, and are not being assigned with a view to or for the resale, distribution, subdivision or fractionalization thereof; and such party has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. Such party is able to bear the risk of his investment for an indefinite period of time. Such party has been given the opportunity to (i) ask questions of and receive answers from the Sponsor Group, SPAC and the Company concerning the terms and conditions of the Founder Securities, and the business and financial condition of SPAC and the Company and (ii) obtain any additional information that the Sponsor Group possesses or can acquire without unreasonable effort or expense that is necessary to assist such party in evaluating the advisability of the receipt of the Founder Securities and an investment in New Hammerhead. Such party is not relying on any oral representation made by any person as to SPAC, the Company, New Hammerhead or its operations, financial condition or prospects. Recipient is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

10. This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This letter agreement may be changed, amended, modified or waived as to any particular provision by written consent of the Sponsor and Riverstone, without need for further action or consent of any other party hereto, except that any amendment having a disproportionate adverse effect on any other party will require the consent of such party.

11. No party hereto may, except as set forth herein, assign either this letter agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by Section 6 and 7, without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This letter agreement shall be binding on the Sponsor Group, Riverstone and their respective successors, heirs, personal representatives and assigns and permitted transferees.

12. Nothing in this letter agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this letter agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this letter agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

13. This letter agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14. Appointment of Attorney in Fact. By its execution hereof, each Sponsor Group Member other than the Sponsor, severally and not jointly, hereby irrevocably makes, constitutes and appoints the Sponsor as its true and lawful agent and attorney-in-fact, with full power of substitution to its affiliates and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file any documents and instruments necessary or appropriate to carry out the purposes of this letter agreement, as determined by the Sponsor in its discretion, including without limitation any transfer of securities or payment or remittance of proceeds provided in respect of such Sponsor Group Member in this letter agreement, and any amendment otherwise authorized hereunder. For the avoidance of doubt, this power of attorney will not be construed to permit the Sponsor to exercise any consent rights (or to waive any rights) granted in this agreement to a Sponsor Group Member, or increase any obligation of a Sponsor Group Member, without the prior written consent of such Sponsor Group Member. With respect to each Sponsor Group Member, this power of attorney is coupled with an interest, will be irrevocable and will survive the incapacity or bankruptcy of such Sponsor Group Member. This power of attorney will terminate in respect of any Sponsor Group Member upon the earlier of the termination of this letter agreement (subject to Section 2 above) or such time as such Sponsor Group Member ceases to hold any Ringfenced Founder Shares.

15. This letter agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this letter agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this letter agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

16. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this letter agreement shall be brought and enforced in the courts of the State of New York located in the City and County of New York, Borough of Manhattan, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

17. Any notice, consent or request to be given in connection with any of the terms or provisions of this letter agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or e-mail transmission.

18. This letter agreement shall terminate upon the earlier of (a) the termination of the Business Combination Agreement in accordance with its terms prior to the closing of the Business Combination and (b) the later of (i) the date that no Sponsor Group Member (or any permitted transferees in accordance with this letter agreement and paragraph 7(c) of the IPO Letter Agreement) owns Ringfenced Founder Shares and (ii) the F5 Threshhold Date. Sections 15-17 will survive any termination of this Agreement and, in addition, Section 2 will survive any termination of this Agreement pursuant to Section 18(a).

19. Each party hereby agrees and acknowledges that: (a) the other parties would be irreparably injured in the event of a breach by such party of its obligations under this letter agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

20. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature pages follow]

Sincerely,

DECARBONIZATION PLUS ACQUISITION SPONSOR IV LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Officer

/s/ Dr. Jennifer Aaker
Dr. Jennifer Aaker

/s/ Jane Kearns
Jane Kearns

/s/ James AC McDermott
James AC McDermott

/s/ Jeffrey H. Tepper
Jeffrey H. Tepper

Acknowledged and Agreed:

RIVERSTONE GLOBAL ENERGY AND POWER FUND V (CAYMAN), L.P.
By: Riverstone Energy Partners V (Cayman), L.P., its general partner
By: Riverstone GP V Cayman LLC, its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Authorized Person

RIVERSTONE V INVESTMENT MANAGEMENT COÖPERATIEF U.A.

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

By:	/s/ J.A.R.A. Zijderveld
Name: J.A.R.A. Zijderveld
Title: Managing Director

RIVERSTONE V REL HAMMERHEAD B.V.

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

By:	/s/ J.A.R.A. Zijderveld
Name: J.A.R.A. Zijderveld
Title: Managing Director

RIVERSTONE V CIOC LP

By:	Riverstone V CIOC GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Authorized Person

Acknowledged and Agreed:

DECARBONIZATION PLUS ACQUISITION CORPORATION IV

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Chief Financial Officer, Chief Accounting Officer and Secretary